FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment, dated as of September 25, 2013 (this “Amendment”), to the Rights Agreement, dated as of September 1, 2009 (the “Rights Agreement”), is made between Flow International Corporation, a Washington corporation (the “Company”), and Computershare Inc., a Delaware corporation, successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC, a New Jersey limited liability company) (the “Rights Agent”).

WHEREAS, the Company, AIP Waterjet Holdings, Inc., a Delaware corporation (“Parent”), and AIP/FIC Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated September 25, 2013, pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company as the surviving corporation (the “Merger”), in accordance with the Washington Business Corporation Act and upon the terms and conditions set forth in the Merger Agreement, whereby each issued and outstanding share of Common Stock, $0.01 par value per share, of the Company (such shares, together with the associated Rights, collectively, the “Common Stock”) will be converted into the right to receive cash (the “Merger Consideration”) as provided in the Merger Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) (ii) determined that the Merger Agreement and the Transactions are advisable and in the best interests of the Company and its shareholders, (iii) recommended that the Company’s shareholders adopt the Merger Agreement, and (iv) subject to the approval of the Merger Agreement by the Company’s shareholders, approved the consummation of the transactions on the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that none of Parent, Merger Sub or any of their respective affiliates or associates shall be deemed an Acquiring Person, that neither a Stock Acquisition Date nor a Distribution Date shall be deemed to occur, and that the Rights will not separate from the Common Stock, as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger; and

WHEREAS, pursuant to its authority under Sections 27 and 30 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

1.           Amendment to Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

Notwithstanding anything in this Section 1(a) or this Rights Agreement to the contrary, none of AIP Waterjet Holdings, Inc., a Delaware corporation (“Parent”), and AIP/FIC Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), or any of their respective Affiliates or Associates is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (i) the execution of, or their entry into, the Agreement and Plan of Merger, dated as of September 25, 2013 by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “Merger Agreement”), including any amendment or supplement thereto, or (ii) their acquisition, or their right to acquire, beneficial ownership of Common Stock as a result of their execution of the Merger Agreement, it being the purpose and intent of the Company that neither the execution of the Merger Agreement by any of the parties thereto (after giving effect to any amendment to the Merger Agreement entered into by the Company) nor the announcement or consummation of the transactions contemplated thereby in accordance with and pursuant to the terms and conditions of the Merger Agreement shall in any respect give rise to any provision of this Rights Agreement becoming effective.

2.           Amendment to Definition of “Stock Acquisition Date”.  Section 1(l) of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.

3.           Amendment to Definition of “Distribution Date”. Section 3 of the Rights Agreement is amended to add the following sentence after the last sentence thereof:

Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.

4.           Amendment to Definition of “Final Expiration Date”. Section 7(a)(i) of the Rights Agreement is replaced in its entirety with the following:

(i) the earlier of (x) immediately prior to the Effective Time (as defined in the Merger Agreement) and (y) the close of business on September 1, 2019 (the “Final Expiration Date”).

5.           Amendment to Section 13.  Section 13(a) of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

Notwithstanding anything in this Rights Agreement to the contrary, none of the events described in clauses (i) through (iii) of the first sentence of this Section 13(a) shall occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement in accordance with and pursuant to the terms and conditions of the Merger Agreement.

6.           Addition of Section 36.  The parties hereto agree to amend the Rights Agreement by adding the following Section 36 to the Rights Agreement:

Section 36.  Additional Agreements.  Immediately prior to the Effective Time (as defined in the Merger Agreement), (i) this Rights Agreement shall automatically terminate and be without any further force or effect, (ii) none of the parties to this Rights Agreement will have any rights, obligations or liabilities hereunder, and (iii) the holders of the Rights will not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire shares of Common Stock or any other securities of the Company.  The Company shall notify the Rights Agent promptly after the occurrence of the Effective Time (as defined in the Merger Agreement).

Notwithstanding anything in this Rights Agreement to the contrary, this Rights Agreement, and the rights conveyed hereby, shall be inapplicable to the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated by the Merger Agreement, in each case in accordance with and pursuant to the terms and conditions of the Merger Agreement.

7.           Termination of Amendment.  Notwithstanding anything in this Amendment to the contrary, in the event that, prior to the Effective Time, the Merger Agreement is terminated in accordance with its terms, this Amendment shall become null and void, and of no further force and effect.  The Company shall promptly notify the Rights Agent if this Amendment terminates pursuant to this Section 7.

8.           Conflict or Inconsistency.  In the event there is any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Rights Agreement, the terms and conditions of this Amendment shall govern and control the rights and obligations of the parties.

9.           Effect of Amendment.  Except as modified herein, all other terms and conditions of the Rights Agreement shall remain unmodified and in full force and effect.

10.           Governing Law. This Amendment shall be construed and interpreted and its performance shall be governed by the substantive laws of the State of Washington without regard to its conflict or choice of law principles.

11.           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

12.           Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

13.           Effectiveness. In accordance with Section 27 of the Rights Agreement, this Amendment shall be effective on the date first referenced above.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

FLOW INTERNATIONAL CORPORATION

By:	/s/ John S. Leness
Name:	John S. Leness
Title:	General Counsel

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration